Form 4

1.   Name and Address of Reporting Person -
     Peter R. Kellogg
     C/O Spear, Leeds & Kellogg
     120 Broadway
     New York, New York 10271
2.   Issuer Name and Ticker or Trading Symbol - Netguru,
     Inc. (NGRU).
3.   IRS or Social Security Number of Reporting Person
     (Voluntary)
4.   Statement for Month/Year - December, 2000
5.   If Amendment, Date of Original (Month/Year)
6.   Relationship of Reporting Person to Issuer - 10% Owner

Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.   Title of Security -- Common Stock $0.01 Par Value
2.   Transaction Date. -- December 8, 2000.
3.   Transaction Code -- P.
4.   Securities Acquired (A) or Disposed of (D)
          Amount = 100,000
          (A) or (D) = A
          Price 3.375.
2.      Transaction Date. -- December 8, 2000.
3.      Transaction Code -- P.
4.      Securities Acquired (A) or Disposed of (D)
          Amount =  100,000
          (A) or (D) = A
          Price  3.4375.
2.      Transaction Date. -- December 13, 2000.
3.      Transaction Code -- P.
4.      Securities Acquired (A) or Disposed of (D)
          Amount = 37,500
          (A) or (D) = A
          Price 3.375.
2.      Transaction Date. -- December 13, 2000.
3.      Transaction Code -- P.
4.      Securities Acquired (A) or Disposed of (D)
          Amount = 37,500
          (A) or (D) = A
          Price 3.4375.
2.      Transaction Date. -- December 26, 2000.
3.      Transaction Code -- P.
4.      Securities Acquired (A) or Disposed of (D)
          Amount = 100,000
          (A) or (D) = A
          Price 3.625.
2.      Transaction Date. -- December 26, 2000.
3.      Transaction Code -- P.
4.      Securities Acquired (A) or Disposed of (D)
          Amount = 100,000
          (A) or (D) = A
          Price 3.75.
2.      Transaction Date. -- December 27, 2000.
3.      Transaction Code -- P.
4.      Securities Acquired (A) or Disposed of (D)
          Amount = 26,500
          (A) or (D) = A
          Price 3.415.
2.      Transaction Date. -- December 29, 2000.
3.      Transaction Code -- P.
4.      Securities Acquired (A) or Disposed of (D)
          Amount = 75,000
          (A) or (D) = A
          Price 4.00.
5    Amount of Securities Beneficially Owned at End of Month
     = 3,576,500 (1)
6    Ownership Form -- (D).
7    Nature of Indirect Beneficial Ownership -- N/A.

Table II - Derivative Securities Acquired, Disposed of, or
Beneficially Owned
(e.g., puts, calls, warrants, options, convertible securities)

1. Title of Derivative Security.                        N/A.
2. Conversion or Exercise Price of Derivative Security. N/A.
3. Transaction Date.                                    N/A.
4. Transaction Code.                                    N/A.
5. Number of Derivative Securities Acquired or Disposed N/A.
6. Date Exercisable and Expiration Date                 N/A.
7. Title and Amount of Underlying Securities            N/A.
8. Price of Derivative Securities                     N/A.
9. Number of Derivative Securities Beneficially Owned at End
   of Month                                           N/A.
10.Ownership Form of Derivative Security
   N/A.
11.Nature of Indirect Beneficial Ownership            N/A.
(1)  1,670,270 are restricted shares.

Date:     January 10, 2001              Peter R. Kellogg
                                        Peter R. Kellogg